Exhibit 99.01

News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Senior Vice President of Operations	(415) 399-9345
(925) 456-3911

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2003 Fourth Quarter and Year End
Financial Results

Quarterly Revenues of $31.5 million, up 21% sequentially and up 42% year over year

LIVERMORE, CA — January 20, 2004 — FormFactor, Inc. (NASDAQ: FORM) today announced its financial results for the fourth quarter of fiscal year 2003, ended December 27, 2003, and for fiscal year 2003. Quarterly revenues were $31.5 million, up 21% from $26.1 million in the third quarter of fiscal year 2003, and up 42% from $22.2 million for the fourth quarter of fiscal year 2002.

Revenues for the fiscal year 2003 were $98.3 million, up 25% from $78.7 million in the fiscal year 2002.

Operating income for the fourth quarter of fiscal year 2003 was 18.5% of revenues, up from 13.5% for the third quarter of fiscal year 2003, and up from 11.0% for the fourth quarter of fiscal year 2002.

Net income for the fourth quarter of fiscal year 2003 was $4.1 million or $0.10 per share on a pro forma fully diluted basis, compared to $2.5 million or $0.07 per share on a pro forma fully diluted basis for the third quarter of fiscal year 2003, and $1.6 million or $0.04 per share pro forma for the fourth quarter of fiscal year 2002.

Net income for the fiscal year 2003 was $8.6 million or $0.22 per share on a pro forma fully diluted basis, compared to $10.4 million or $0.27 per share pro forma for the fiscal year 2002, which included a one time benefit for the release of the Company’s deferred tax asset valuation allowance of $5.9 million or $0.16 per share on a pro forma basis.

Pro forma earnings per share have been adjusted for the three months ended December 27, 2003, September 27, 2003 and December 28, 2002, and for the fiscal years ended December 27, 2003 and December 28, 2002, assuming the Company’s initial public offering and subsequent follow-on offering had occurred at the beginning of fiscal year 2002. The pro forma earnings per share reflect the conversion of all redeemable convertible preferred stock to common stock, and the issuance of the common shares issued in the Company’s initial public offering and follow-on offering. The Company believes the pro forma earnings per share presentation represents a meaningful alternative basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.

On a GAAP fully diluted basis, net income for the fourth quarter of fiscal year 2003 was $0.10 per share, $0.07 per share for the third quarter of fiscal year 2003 and $0.05 per share for the fourth quarter of fiscal year 2002. Also on a GAAP fully diluted basis, net income for the fiscal year 2003 was $0.25 per share, compared to $0.35 per share for the fiscal year 2002.

Bookings of $37.3 million for the fourth quarter of fiscal year 2003 increased 28% from $29.1 million for the third quarter of fiscal year 2003 and were up 57% from $23.8 million for the fourth quarter of fiscal year 2002.

Igor Khandros, President and CEO of FormFactor stated, “During the fourth quarter we witnessed further momentum building in our business driven by our DRAM customers. The key technology transitions in the DRAM industry have gained significant momentum, particularly in the ramp of 110 nanometer based designs and increased 300mm capacity. We experienced a notable increase in demand for low power DRAM wafer test probe cards as we continue to supply the highest volume production parallelism in the industry enabling higher yields and lower overall cost of test.”

The Company will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until January 24, 2004 at 10:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 123050.

About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technology, including its MicroSpring interconnect technology and proprietary design processes, which enables FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and 90 nanometer technology nodes; the performance and market acceptance of the Company’s new products or technologies; the implementation of volume production of the Company’s new products; changes in semiconductor manufacturers’ test strategies, equipments or processes; the Company’s ability to add manufacturing capacity; and the Company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the Company’s most recent quarterly report on Form 10-Q for the quarter ended September 27, 2003, filed with the Securities and Exchange Commission (“SEC”). Copies of filings made by the Company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
PRO FORMA vs. GAAP RESULTS
(in thousands, except per share data)
(Unaudited)

A reconciliation of the denominator used in calculating pro forma fully diluted earnings per share is as follows:

	Three Months Ended			Fiscal Years Ended

	December 28,	September 27,	December 27,	December 28,	December 27,
	2002	2003	2003	2002	2003

Net income	$1,589	$2,505	$4,068	$10,359	$8,559
Weighted-average shares outstanding, diluted	29,228	37,905	39,460	29,554	34,165
Adjustment to reflect the IPO and follow-on offering shares as if they had been outstanding since the beginning of 2002	8,765	—	939	8,199	5,082
Pro forma weighted-average shares outstanding, diluted	37,993	37,905	40,399	37,753	39,247
Net income per share diluted as reported	$0.05	$0.07	$0.10	$0.35	$0.25
Net income per share diluted pro forma	$0.04	$0.07	$0.10	$0.27	$0.22

FORMFACTOR, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Fiscal Years Ended

	December 28, 2002	December 27, 2003	December 28, 2002	December 27, 2003

	(Unaudited)	(Unaudited)		(Unaudited)

Revenues	$22,157	$31,463	$78,684	$98,302
Cost of revenues	10,916	15,447	39,456	49,929

Gross margin	11,241	16,016	39,228	48,373

Operating expenses:
Research and development	3,936	4,247	14,592	15,569
Selling, general and administrative	4,576	5,573	17,005	19,044
Stock-based compensation	289	384	1,039	1,484

Total operating expenses	8,801	10,204	32,636	36,097

Operating income	2,440	5,812	6,592	12,276
Interest income	237	416	808	1,041
Interest expense	(20)	—	(79)	(38)
Other income (expense), net	21	370	(87)	563

	238	786	642	1,566
Income before income taxes	2,678	6,598	7,234	13,842
Benefit (provision) for income taxes	(1,089)	(2,530)	3,125	(5,283)

Net income	$1,589	$4,068	$10,359	$8,559

Net income per share:
Basic	$0.35	$0.11	$2.33	$0.41

Diluted	$0.05	$0.10	$0.35	$0.25

Weighted-average number of shares used in per share calculations:
Basic	4,529	35,617	4,448	21,047

Diluted	29,227	39,460	29,554	34,165

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 28,	December 27,
	2002	2003

ASSETS		(Unaudited)
Current assets:
Cash and cash equivalents	$26,786	$116,305
Short-term marketable securities	7,557	14,139
Accounts receivable, net of allowance for doubtful accounts of $253 in 2002 and $103 in 2003	11,986	19,698
Inventories, net	4,230	8,025
Deferred tax assets	2,571	2,575
Prepaid expenses and other current assets	3,463	2,744

Total current assets	56,593	163,486
Restricted cash	2,835	2,550
Property and equipment, net	16,538	20,495
Deferred tax assets	1,068	398
Long-term marketable securities	—	48,826
Other assets	484	356

Total assets	$77,518	$236,111

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Bank line of credit	$375	$—
Notes payable, current portion	500	—
Accounts payable	6,712	10,579
Accrued liabilities	7,677	10,147
Deferred revenue	793	1,005

Total current liabilities	16,057	21,731
Notes payable, less current portion	625	—
Deferred revenue	672	433

Total liabilities	17,354	22,164

Redeemable convertible preferred stock, $0.001 par value	64,895	—
Redeemable convertible preferred stock warrants	306	—

	65,201	—
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	5	37
Additional paid-in capital	20,064	226,630
Notes receivable from stockholders	(3,447)	(661)
Deferred stock-based compensation, net	(12,294)	(11,249)
Accumulated other comprehensive loss	—	(4)
Accumulated deficit	(9,365)	(806)

Total stockholders’ equity (deficit)	(5,037)	213,947
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$77,518	$236,111